UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 8.01	Other Events.

On May 12, 2020, Jaguar Health, Inc. (the “Company”) and Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of the Company, entered into an accounts receivable purchase agreement (the “Purchase Agreement”) with Oasis Capital, LLC (“Purchaser”), pursuant to which Purchaser may from time to time in its discretion purchase accounts receivable of the Company or Napo on a recourse basis at a purchase price equal to 37.5% of the face amount of each of the purchased accounts (“Purchase Price”). With respect to a purchased account, in the event Purchaser receives more than an amount equal to the sum of (i) the face amount of such purchased account multiplied by 0.0545 and (ii) the Purchase Price (such amount, the “Threshold Price”) from collection on such purchased account, then Purchaser will return any such excess overage amount (the “Overage”) to Company or Napo, as applicable, within five days after Purchaser’s receipt thereof. The Company and Napo will service and administer the purchased accounts receivable for Purchaser.

In the event Purchaser does not receive at least the Threshold Price for a purchased account on or before such account becomes due and payable, Company and Napo will, at Purchaser’s election, be obligated to either (i) pay the difference between the Threshold Price and the amount received by Purchaser for such account (the “Shortfall”) within 30 days thereof, (ii) assign or transfer to Purchaser additional accounts receivable with a Purchase Price equal to (A) the Shortfall plus (B) an amount equal to 25% of the Shortfall (the “Additional Amount”).

Under the terms of the Purchase Agreement, Purchaser initially agreed to purchase certain accounts receivable with a face amount of $2,753,639 from Napo for a Purchase Price of $1,032,000 and a Threshold Price of $1,182,000, which purchase was effectuated pursuant to an assignment agreement, dated May 12, 2020, between Napo and Purchaser (the “Assignment Agreement”).

The initial term of the Purchase Agreement is one year, which will automatically renew for successive one-year periods unless notice of non-renewal is provided by the Company at least 30 days prior to the expiration of a term. Notwithstanding the foregoing, either Purchaser or the Company may terminate the Purchase Agreement on 60 days’ prior written notice. Under the Purchase Agreement, Purchaser is entitled to a transaction fee of $25,000 and may be entitled to additional transaction fees to the extent Purchaser acquires additional accounts receivable under the Purchase Agreement, which fees will not exceed $5,000 per transaction.

Pursuant to the Purchase Agreement, the prior written consent of Purchaser is required for (i) any material change in the beneficial ownership of the Company or Napo resulting in a change of control thereof and (ii) any sale, lease, transfer or other disposition of all or substantially all of the Company or Napo’s property or assets or the consolidation or merger of the Company or Napo with any corporation or other entity. Purchaser also has a right of first offer with respect to any sale, financing or factoring arrangement involving the accounts of the Company or Napo. The Company and Napo have also agreed to indemnify Purchaser for certain losses incurred by Purchaser by reason of the Purchase Agreement or pertaining to any purchased accounts receivable.

The foregoing descriptions of the Purchase Agreement and the Assignment Agreement are not complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Assignment Agreement, respectively, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and are incorporated by reference herein.

On May 13, 2020, the Company issued a press release announcing the effectuation of the transactions contemplated under the Purchase Agreement and the Assignment Agreement.  A copy of the press release is furnished as Exhibit 99.1 of this report.

Item 9.01	Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated May 12, 2020, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Oasis Capital, LLC.
10.2	Assignment Agreement, dated May 12, 2020, by and between Napo Pharmaceuticals, Inc. and Oasis Capital, LLC.
99.1	Press Release, dated May 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: May 20, 2020	By:	/s/ Lisa A. Conte
Name: Lisa A. Conte
Title: Chief Executive Officer & President